Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE
For Immediate Release

FINANCIAL INSTITUTIONS, INC. ANNOUNCES THIRD QUARTER RESULTS

WARSAW, N.Y., October 29, 2019 – Financial Institutions, Inc. (Nasdaq:FISI) (the “Company”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the quarter ended September 30, 2019.

Net income for the quarter was $12.8 million compared to $10.6 million for the third quarter of 2018. After preferred dividends, net income available to common shareholders was $12.5 million for the quarter, or $0.78 per diluted share, compared to $10.2 million, or $0.64 per diluted share, for the third quarter of 2018.

Pre-tax pre-provision income(1) for the quarter was $19.0 million compared to $15.2 million for the third quarter of 2018.

Third Quarter 2019 Highlights (as compared to third quarter 2018 unless otherwise noted):

•	Net income was the highest in Company history at $12.8 million ‒ an increase of $2.3 million
•	Pre-tax pre-provision income was also highest in Company history at $19.0 million ‒ an increase of $3.8 million
•	Net interest income grew 5.1% to $32.5 million
•	Net interest margin (“NIM”) expanded to 3.29% from 3.17%
•	Return on average assets (“ROA”) increased to 1.19% from 1.00%
•	Common equity to assets ratio at quarter-end was 9.58% ‒ an increase of 19 basis points during the quarter and an increase of 78 basis points from September 30, 2018
•	Tangible common equity to tangible assets(1), or TCE ratio, was 7.99% at quarter-end ‒ an increase of 22 basis points during the quarter and an increase of 91 basis points from September 30, 2018
•	Completed a repositioning of the balance sheet, redeploying investment securities into higher-yielding loans
‒	Investment securities comprised 18.0% of total assets at quarter-end, down from 21.6% at September 30, 2018
•	Continued strategy to downscale the consumer indirect portfolio
‒	Portfolio decreased 5.0% from September 30, 2018
‒	Portfolio comprised 27.4% of total loan portfolio compared to 30.4% at September 30, 2018

President and Chief Executive Officer Martin K. Birmingham stated, “Our teammates delivered another strong quarter of earnings and returns for our shareholders, demonstrating broad-based strength of our business model and successful execution of our strategic initiatives. We generated record-breaking earnings and strengthened our capital ratios while expanding the net interest margin in a challenging interest rate environment.

“Our residential loan portfolio grew 2.3% quarter-over-quarter while the commercial portfolio was relatively flat because of increased loan payoff activity. Commercial loan demand remains stable in our markets and we expect portfolio growth in the fourth quarter. As a result of our continued focus on the profitability of new consumer indirect loan originations, this portfolio decreased by 1.4% quarter-over-quarter while the average portfolio yield increased by nine basis points.”

Chief Financial Officer Justin K. Bigham added, “We once again delivered results in line with our expectations, including continued improvement in our NIM, ROA and TCE ratio. While we did experience an increase in expenses related to strong revenue growth in the quarter, we generated strong earnings per share growth and positive operating leverage.”

Net Interest Income and Net Interest Margin

Net interest income was $32.5 million for the quarter, flat as compared to the second quarter of 2019 and $1.6 million higher than the third quarter of 2018.

•

Average interest-earning assets for the quarter were $3.96 billion, $49.2 million lower than the second quarter of 2019 and $40.4 million higher than the third quarter of 2018. The decrease compared to the second quarter of 2019 was primarily attributable to a reduction in the investment securities and consumer indirect loan portfolios, partially offset by commercial and residential organic loan growth. The increase compared to the third quarter of 2018 was primarily the result of organic loan growth.

•

Third quarter of 2019 net interest margin was 3.29%, one basis point higher than the second quarter of 2019 and 12 basis points higher than the third quarter of 2018. Net interest margin was positively impacted by the repositioning of the Company’s balance sheet. We benefitted from a change in interest-earning asset mix as loans became a larger percentage of the overall earning asset portfolio.

Noninterest Income

Noninterest income was $12.4 million for the quarter, compared to $9.2 million in the second quarter of 2019 and $9.8 million in the third quarter of 2018.

•	Insurance income was $567 thousand higher than the second quarter of 2019 and $62 thousand lower than the third quarter of 2018 due to the timing of renewals and business development.
•

ATM and debit card charges of $1.8 million was $62 thousand higher than the second quarter of 2019 and $244 thousand higher than the third quarter of 2018, primarily due to an increase in consumer debit card activity.

•

Income from investments in limited partnerships was $116 thousand in the third quarter of 2019 compared to $144 thousand in the second quarter of 2019 and $328 thousand in the third quarter of 2018. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

•

Income from derivative instruments was $890 thousand in the third quarter of 2019 compared to a loss of $45 thousand in the second quarter of 2019 and income of $336 thousand in the third quarter of 2018. Higher third quarter 2019 income was driven by an increase in the number and value of interest rate swap transactions executed.

•

The Company took advantage of a market opportunity and sold $65 million of investment securities during the third quarter of 2019, generating a net gain of $1.6 million as compared to a net gain of $166 thousand in the second quarter of 2019 and a net loss of $95 thousand in the third quarter of 2018. Proceeds of $65 million were reinvested into investment securities with intermediate durations.

Noninterest Expense

Noninterest expense was $25.9 million in the third quarter of 2019, compared to $25.0 million in the second quarter of 2019 and $25.5 million in the third quarter of 2018.

•

Salaries and employee benefits expense totaled $14.4 million in the third quarter of 2019, $13.2 million in the second quarter of 2019 and $14.0 million in the third quarter of 2018. The increase compared to the second quarter of 2019 was primarily due to investments in bank personnel, higher commissions and higher healthcare claims. The increase compared to the third quarter of 2018 was primarily the result of higher benefits expense.

•

Professional services expense of $1.5 million was $596 thousand higher than the second quarter of 2019 and $175 thousand higher than the third quarter of 2018. The increase was primarily related to the timing of fees for consulting and advisory projects.

•

FDIC assessments were $7 thousand in the quarter as compared to $486 thousand in the second quarter of 2019 and $498 thousand in the third quarter of 2018. In 2018, the FDIC minimum reserve ratio of 1.35% of estimated insured deposits was exceeded, resulting in credits to institutions for assessments that contributed to growth in the reserve ratio. Credits are applicable to regular assessments for quarters in which the reserve ratio is at least 1.38%. In the third quarter of 2019, the Bank received a credit of $482 thousand against its regular assessment. A credit of $510 thousand is available for future periods.

•

Advertising and promotions expense of $745 thousand was $341 thousand lower than the second quarter of 2019 and $204 thousand lower than the third quarter of 2018 as a result of the timing of expenses related to the Five Star Bank branding campaign.

Income Taxes

Income tax expense was $4.3 million for the quarter compared to $2.9 million for the second quarter of 2019 and $2.6 million for the third quarter of 2018. As a result of the Tax Cuts and Jobs Act (the “TCJ Act”) signed into law in December 2017, the Company estimated tax benefits and recorded a provisional amount in the Company’s consolidated statement of income for the year ended December 31, 2017. The Company made an adjustment to the provisional amount included in its consolidated financial statements for the year ended December 31, 2017, resulting in an expense of approximately $600 thousand recorded in the third quarter of 2019.

The effective tax rate was 25.0% for the quarter compared to 20.5% for the second quarter of 2019 and 19.5% for the third quarter of 2018. Effective tax rates are typically impacted by items of income and expense not subject to federal or state taxation. The Company’s effective tax rates differ from statutory rates primarily because of interest income from tax-exempt securities and earnings on company owned life insurance. The higher effective tax rate in the third quarter was driven by the incremental expense described above.

Balance Sheet and Capital Management

Total assets were $4.33 billion at September 30, 2019, up $18.8 million from June 30, 2019, and up $74.4 million from September 30, 2018.

Investment securities were $781.7 million at September 30, 2019, down $23.4 million from June 30, 2019 and down $136.2 million from September 30, 2018. The decreases are primarily the result of the redeployment of assets from investment securities into loans to improve the earning asset mix. The timing of loan growth in the third quarter of 2019 resulted in the temporary deployment of a portion of investment securities proceeds for other purposes.

Total loans were $3.16 billion at September 30, 2019, up $4.7 million, or 0.2%, from June 30, 2019, and up $168.1 million, or 5.6%, from September 30, 2018.

•	Commercial business loans totaled $574.5 million, down $20.5 million, or 3.4%, from June 30, 2019, and up $36.5 million, or 6.8%, from September 30, 2018.
•	Commercial mortgage loans totaled $1.04 billion, up $25.4 million, or 2.5%, from June 30, 2019, and up $130.4 million, or 14.4%, from September 30, 2018.
•	Residential real estate loans totaled $558.7 million, up $12.6 million, or 2.3%, from June 30, 2019, and up $51.1 million, or 10.1%, from September 30, 2018.
•	Consumer indirect loans totaled $863.6 million, down $12.5 million, or 1.4%, from June 30, 2019, and down $45.8 million, or 5.0%, from September 30, 2018.

Total deposits were $3.59 billion at September 30, 2019, $114.2 million higher than June 30, 2019, and $100.5 million higher than September 30, 2018. The increase from June 30, 2019, was primarily due to public deposit seasonality. Deposit growth from September 30, 2018, was driven by business development and growth in the brokered deposit portfolio, partially offset by an approximately $50 million decrease in non-public certificates of deposit. Public deposit balances represented 28% of total deposits at September 30, 2019, compared to 26% of total deposits at June 30, 2019, and 28% at September 30, 2018.

Short-term borrowings were $211.4 million at September 30, 2019, a decrease of $97.1 million from June 30, 2019, and a decrease of $96.8 million from September 30, 2018. Short-term borrowings are typically utilized to manage the seasonality of public deposits.

Shareholders’ equity was $432.6 million at September 30, 2019, compared to $422.4 million at June 30, 2019, and $392.2 million at September 30, 2018. Common book value per share was $25.96 at September 30, 2019, an increase of $0.64 or 2.5% from $25.32 at June 30, 2019, and an increase of $2.42 or 10.3% from $23.54 at September 30, 2018. Tangible common book value per share(1) was $21.26 at September 30, 2019, an increase of $0.66 or 3.2% from $20.60 at June 30, 2019, and an increase of $2.67 or 14.4% from $18.59 at September 30, 2018.

During the third quarter of 2019, the Company declared a common stock dividend of $0.25 per common share. The dividend returned 32% of third quarter net income to common shareholders.

The Company’s regulatory capital ratios at September 30, 2019, compared to the prior quarter and prior year:

•	Leverage Ratio was 8.86%, compared to 8.55% and 8.18% at June 30, 2019, and September 30, 2018, respectively.
•	Common Equity Tier 1 Capital Ratio was 10.06%, compared to 9.95% and 9.81% at June 30, 2019, and September 30, 2018, respectively.
•	Tier 1 Capital Ratio was 10.55%, compared to 10.45% and 10.34% at June 30, 2019, and September 30, 2018, respectively.
•	Total Risk-Based Capital Ratio was 12.57%, compared to 12.57% and 12.58% at June 30, 2019, and September 30, 2018, respectively.

Credit Quality

Non-performing loans were $9.8 million at September 30, 2019, compared to $11.5 million at June 30, 2019, and $7.9 million at September 30, 2018.

The third quarter 2019 provision for loan losses was $1.8 million compared to $2.4 million in the second quarter of 2019 and $2.1 million in the third quarter of 2018. Quarterly provision for loan losses varies based primarily on loan growth, charge-offs, collateral values and qualitative factors.

Net charge-offs were $4.6 million in the quarter, $3.4 million higher than the second quarter of 2019 and $2.5 million higher than the third quarter of 2018. The increase was primarily the result of a $3.0 million partial charge-off of a $5.6 million loan classified as non-performing in the second quarter of 2019. The ratio of annualized net charge-offs to total average loans was 0.58% in the quarter, 0.16% in the second quarter of 2019 and 0.28% in the third quarter of 2018.

The Company has remained strategically focused on the importance of credit discipline, allocating what we believe are the necessary resources to credit and risk management functions as the loan portfolio has grown. The total non-performing loans to total loans ratio was 0.31% at September 30, 2019, compared to 0.36% at June 30, 2019 and 0.26% at September 30, 2018. The ratio of allowance for loan losses to non-performing loans was 324% at September 30, 2019, compared to 300% at June 30, 2019, and 433% at September 30, 2018.

Conference Call

The Company will host an earnings conference call and audio webcast on October 30, 2019, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and Justin K. Bigham, Chief Financial Officer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-346-9290 and requesting the Financial Institutions, Inc. call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate SDN, Courier Capital, HNP Capital and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

*****

For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

585-627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2019			2018
	September 30,	June 30,	March 31,	December 31,	September 30,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$136,815	$108,988	$79,786	$102,755	$117,331
Investment securities:
Available for sale	395,441	406,509	427,545	445,677	458,310
Held-to-maturity	386,305	398,610	438,984	446,581	459,623
Total investment securities	781,746	805,119	866,529	892,258	917,933
Loans held for sale	6,398	2,045	2,069	2,868	3,166
Loans:
Commercial business	574,455	594,923	553,745	557,861	537,942
Commercial mortgage	1,035,450	1,010,071	993,259	958,194	905,011
Residential real estate loans	558,656	546,031	534,691	524,155	507,598
Residential real estate lines	107,615	108,006	108,623	109,718	111,204
Consumer indirect	863,614	876,116	902,762	919,917	909,434
Other consumer	16,630	16,537	16,099	16,753	17,142
Total loans	3,156,420	3,151,684	3,109,179	3,086,598	2,988,331
Allowance for loan losses	31,668	34,434	33,327	33,914	33,955
Total loans, net	3,124,752	3,117,250	3,075,852	3,052,684	2,954,376
Total interest-earning assets	3,979,493	4,007,797	4,009,496	4,031,151	3,927,238
Goodwill and other intangible assets, net	75,225	75,534	75,850	76,173	78,853
Total assets	4,332,737	4,313,945	4,302,541	4,311,698	4,258,385
Deposits:
Noninterest-bearing demand	755,296	719,150	732,631	755,460	748,167
Interest-bearing demand	707,153	677,846	707,430	622,482	711,321
Savings and money market	1,011,873	966,509	1,016,666	968,897	988,486
Time deposits	1,111,892	1,108,484	1,052,110	1,020,068	1,037,755
Total deposits	3,586,214	3,471,989	3,508,837	3,366,907	3,485,729
Short-term borrowings	211,400	308,500	287,300	469,500	308,200
Long-term borrowings, net	39,255	39,237	39,220	39,202	39,184
Total interest-bearing liabilities	3,081,573	3,100,576	3,102,726	3,120,149	3,084,946
Shareholders’ equity	432,617	422,354	408,253	396,293	392,154
Common shareholders’ equity	415,289	405,026	390,925	378,965	374,825
Tangible common equity (1)	340,064	329,492	315,075	302,792	295,972
Accumulated other comprehensive loss	$(11,734)	$(13,160)	$(18,554)	$(21,281)	$(21,820)

Common shares outstanding	15,997	15,995	15,941	15,929	15,925
Treasury shares	103	105	115	127	131
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.86%	8.55%	8.36%	8.16%	8.18%
Common equity Tier 1 capital ratio	10.06%	9.95%	9.87%	9.70%	9.81%
Tier 1 capital ratio	10.55%	10.45%	10.37%	10.21%	10.34%
Total risk-based capital ratio	12.57%	12.57%	12.50%	12.38%	12.58%
Common equity to assets	9.58%	9.39%	9.09%	8.79%	8.80%
Tangible common equity to tangible assets (1)	7.99%	7.77%	7.45%	7.15%	7.08%

Common book value per share	$25.96	$25.32	$24.52	$23.79	$23.54
Tangible common book value per share (1)	$21.26	$20.60	$19.77	$19.01	$18.59

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Nine Months Ended		2019			2018
	September 30,		Third	Second	First	Fourth	Third
	2019	2018	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$126,621	$111,607	$42,459	$42,648	$41,514	$41,125	$39,117
Interest expense	29,882	20,772	9,976	10,184	9,722	9,096	8,214
Net interest income	96,739	90,835	32,483	32,464	31,792	32,029	30,903
Provision for loan losses	5,391	5,050	1,844	2,354	1,193	3,884	2,061
Net interest income after provision for loan losses	91,348	85,785	30,639	30,110	30,599	28,145	28,842
Noninterest income:
Service charges on deposits	5,361	5,254	1,925	1,756	1,680	1,866	1,813
Insurance income	3,689	3,918	1,439	872	1,378	1,012	1,501
ATM and debit card	4,983	4,509	1,801	1,739	1,443	1,643	1,557
Investment advisory	6,812	5,934	2,269	2,327	2,216	2,189	2,245
Company owned life insurance	1,293	1,333	459	424	410	460	440
Investments in limited partnerships	492	1,019	116	144	232	184	328
Loan servicing	316	319	102	104	110	122	96
Income (loss) from derivative
instruments, net	1,013	683	890	(45)	168	289	336
Net gain on sale of loans held for sale	1,028	530	439	407	182	266	303
Net (loss) gain on investment securities	1,721	(88)	1,608	166	(53)	(39)	(95)
Net gain (loss) on other assets	56	49	(2)	9	49	1	37
Other	3,950	3,670	1,315	1,330	1,305	1,355	1,255
Total noninterest income	30,714	27,130	12,361	9,233	9,120	9,348	9,816
Noninterest expense:
Salaries and employee benefits	41,661	40,270	14,411	13,249	14,001	14,373	13,970
Occupancy and equipment	13,562	12,911	4,650	4,326	4,586	4,427	4,337
Professional services	3,618	3,132	1,528	932	1,158	780	1,353
Computer and data processing	3,951	3,884	1,378	1,350	1,223	1,238	1,291
Supplies and postage	1,554	1,545	522	498	534	487	485
FDIC assessments	1,005	1,486	7	486	512	489	498
Advertising and promotions	2,351	2,647	745	1,086	520	935	949
Amortization of intangibles	948	927	309	316	323	330	334
Goodwill impairment	-	-	-	-	-	2,350	-
Other	7,410	6,271	2,336	2,760	2,314	2,394	2,304
Total noninterest expense	76,060	73,073	25,886	25,003	25,171	27,803	25,521
Income before income taxes	46,002	39,842	17,114	14,340	14,548	9,690	13,137
Income tax expense	10,247	7,807	4,281	2,939	3,027	2,199	2,560
Net income	35,755	32,035	12,833	11,401	11,521	7,491	10,577
Preferred stock dividends	1,096	1,096	365	366	365	365	365
Net income available to common
shareholders	$34,659	$30,939	$12,468	$11,035	$11,156	$7,126	$10,212
FINANCIAL RATIOS:
Earnings per share – basic	$2.17	$1.95	$0.78	$0.69	$0.70	$0.45	$0.64
Earnings per share – diluted	$2.16	$1.94	$0.78	$0.69	$0.70	$0.45	$0.64
Cash dividends declared on common stock	$0.75	$0.72	$0.25	$0.25	$0.25	$0.24	$0.24
Common dividend payout ratio	34.56%	36.92%	32.05%	36.23%	35.71%	53.33%	37.50%
Dividend yield (annualized)	3.32%	3.07%	3.29%	3.44%	3.73%	3.70%	3.03%
Return on average assets	1.12%	1.03%	1.19%	1.06%	1.09%	0.70%	1.00%
Return on average equity	11.51%	11.11%	11.86%	11.01%	11.65%	7.50%	10.71%
Return on average common equity	11.64%	11.23%	12.00%	11.12%	11.79%	7.46%	10.82%
Return on average tangible common
equity (1)	14.38%	14.18%	14.69%	13.73%	14.71%	9.40%	13.71%
Efficiency ratio (2)	60.09%	61.36%	59.52%	59.79%	60.99%	66.64%	62.04%
Effective tax rate	22.3%	19.6%	25.0%	20.5%	20.8%	22.7%	19.5%

(1)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(2)

The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Nine Months Ended		2019			2018
	September 30,		Third	Second	First	Fourth	Third
	2019	2018	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$18,495	$24,736	$19,370	$18,145	$17,955	$25,411	$17,955
Investment securities (1)	838,995	1,000,272	785,595	845,624	886,878	937,907	954,027
Loans:
Commercial business	570,596	484,711	586,293	577,884	547,182	539,622	519,114
Commercial mortgage	1,003,593	853,571	1,021,931	1,010,544	977,818	944,476	896,159
Residential real estate loans	541,185	484,288	553,382	540,390	529,522	515,539	498,371
Residential real estate lines	108,207	113,761	107,290	107,826	109,529	110,236	111,762
Consumer indirect	890,560	896,493	868,927	891,967	911,252	914,636	904,480
Other consumer	16,029	16,685	16,141	15,721	16,226	16,671	16,633
Total loans	3,130,170	2,849,509	3,153,964	3,144,332	3,091,529	3,041,180	2,946,519
Total interest-earning assets	3,987,660	3,874,517	3,958,929	4,008,101	3,996,362	4,004,498	3,918,501
Goodwill and other intangible assets, net	75,713	76,544	75,401	75,711	76,033	78,314	79,047
Total assets	4,281,270	4,139,338	4,260,810	4,300,254	4,282,991	4,268,809	4,187,538
Interest-bearing liabilities:
Interest-bearing demand	653,780	663,827	632,540	660,747	668,448	669,491	642,234
Savings and money market	973,005	1,007,734	956,410	996,878	965,829	1,011,427	978,578
Time deposits	1,090,896	903,645	1,099,212	1,096,544	1,076,687	1,032,632	946,499
Short-term borrowings	332,922	407,903	328,952	323,461	346,546	355,439	430,697
Long-term borrowings, net	39,227	39,156	39,244	39,227	39,209	39,191	39,174
Total interest-bearing liabilities	3,089,830	3,022,265	3,056,358	3,116,857	3,096,719	3,108,180	3,037,182
Noninterest-bearing demand deposits	719,630	706,222	717,473	714,205	727,321	733,717	730,960
Total deposits	3,437,311	3,281,428	3,405,635	3,468,374	3,438,285	3,447,267	3,298,271
Total liabilities	3,865,909	3,753,654	3,831,409	3,884,843	3,882,033	3,872,545	3,795,727
Shareholders’ equity	415,361	385,684	429,401	415,411	400,958	396,264	391,811
Common equity	398,033	368,356	412,073	398,083	383,630	378,936	374,482
Tangible common equity (2)	$322,320	$291,812	$336,672	$322,372	$307,597	$300,622	$295,435
Common shares outstanding:
Basic	15,964	15,906	15,991	15,970	15,930	15,922	15,921
Diluted	16,017	15,951	16,056	16,015	15,978	15,971	15,964
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	2.38%	2.33%	2.40%	2.38%	2.37%	2.33%	2.35%
Loans	4.79%	4.45%	4.77%	4.82%	4.77%	4.68%	4.55%
Total interest-earning assets	4.27%	3.88%	4.29%	4.29%	4.23%	4.11%	4.00%
Interest-bearing demand	0.21%	0.15%	0.22%	0.21%	0.20%	0.20%	0.19%
Savings and money market	0.43%	0.26%	0.44%	0.44%	0.41%	0.38%	0.33%
Time deposits	2.12%	1.51%	2.12%	2.17%	2.06%	1.88%	1.69%
Short-term borrowings	2.64%	1.98%	2.51%	2.71%	2.70%	2.56%	2.24%
Long-term borrowings, net	6.30%	6.31%	6.30%	6.30%	6.30%	6.30%	6.31%
Total interest-bearing liabilities	1.29%	0.92%	1.30%	1.31%	1.27%	1.16%	1.07%
Net interest rate spread	2.98%	2.96%	2.99%	2.98%	2.96%	2.95%	2.93%
Net interest margin	3.27%	3.17%	3.29%	3.28%	3.24%	3.21%	3.17%

(1)	Includes investment securities at adjusted amortized cost.
(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Nine Months Ended		2019			2018
	September 30,		Third	Second	First	Fourth	Third
	2019	2018	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$33,914	$34,672	$34,434	$33,327	$33,914	$33,955	$33,955
Net loan charge-offs (recoveries):
Commercial business	47	675	10	10	27	1,135	431
Commercial mortgage	2,980	106	2,994	3	(17)	901	110
Residential real estate loans	141	(87)	40	76	25	23	16
Residential real estate lines	4	107	7	(1)	(2)	15	21
Consumer indirect	3,897	4,227	1,317	1,022	1,558	1,599	1,246
Other consumer	568	739	242	137	189	252	237
Total net charge-offs	7,637	5,767	4,610	1,247	1,780	3,925	2,061
Provision for loan losses	5,391	5,050	1,844	2,354	1,193	3,884	2,061
Ending balance	$31,668	$33,955	$31,668	$34,434	$33,327	$33,914	$33,955

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.01%	0.19%	0.01%	0.01%	0.02%	0.83%	0.33%
Commercial mortgage	0.40%	0.02%	1.16%	0.00%	-0.01%	0.38%	0.05%
Residential real estate loans	0.03%	-0.02%	0.03%	0.06%	0.02%	0.02%	0.01%
Residential real estate lines	0.01%	0.13%	0.03%	-0.01%	-0.01%	0.05%	0.08%
Consumer indirect	0.59%	0.63%	0.60%	0.46%	0.69%	0.69%	0.55%
Other consumer	4.74%	5.92%	5.93%	3.51%	4.73%	6.00%	5.66%
Total loans	0.33%	0.27%	0.58%	0.16%	0.23%	0.51%	0.28%

Supplemental information (1)
Non-performing loans:
Commercial business	$2,884	$2,203	$2,884	$638	$594	$912	$2,203
Commercial mortgage	2,867	1,900	2,867	6,836	909	1,586	1,900
Residential real estate loans	2,526	2,057	2,526	2,283	2,225	2,391	2,057
Residential real estate lines	182	297	182	282	252	255	297
Consumer indirect	1,326	1,385	1,326	1,399	1,822	1,989	1,385
Other consumer	3	8	3	25	2	8	8
Total non-performing loans	9,788	7,850	9,788	11,463	5,804	7,141	7,850
Foreclosed assets	91	290	91	37	41	230	290
Total non-performing assets	$9,879	$8,140	$9,879	$11,500	$5,845	$7,371	$8,140

Total non-performing loans to total loans	0.31%	0.26%	0.31%	0.36%	0.19%	0.23%	0.26%
Total non-performing assets to total assets	0.23%	0.19%	0.23%	0.27%	0.14%	0.17%	0.19%
Allowance for loan losses to total loans	1.00%	1.14%	1.00%	1.09%	1.07%	1.10%	1.14%
Allowance for loan losses to non-performing loans	324%	433%	324%	300%	574%	475%	433%

(1)	At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended		2019			2018
	September 30,		Third	Second	First	Fourth	Third
	2019	2018	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$4,332,737	$4,313,945	$4,302,541	$4,311,698	$4,258,385
Less: Goodwill and other intangible assets, net			75,225	75,534	75,850	76,173	78,853
Tangible assets			$4,257,512	$4,238,411	$4,226,691	$4,235,525	$4,179,532

Ending tangible common equity:
Common shareholders’ equity			$415,289	$405,026	$390,925	$378,965	$374,825
Less: Goodwill and other intangible assets, net			75,225	75,534	75,850	76,173	78,853
Tangible common equity			$340,064	$329,492	$315,075	$302,792	$295,972

Tangible common equity to tangible assets (1)			7.99%	7.77%	7.45%	7.15%	7.08%

Common shares outstanding			15,997	15,995	15,941	15,929	15,925
Tangible common book value per share (2)			$21.26	$20.60	$19.77	$19.01	$18.59

Average tangible assets:
Average assets	$4,281,270	$4,139,338	$4,260,810	$4,300,254	$4,282,991	$4,268,809	$4,187,538
Less: Average goodwill and other intangible assets, net	75,713	76,544	75,401	75,711	76,033	78,314	79,047
Average tangible assets	$4,205,557	$4,062,794	$4,185,409	$4,224,543	$4,206,958	$4,190,495	$4,108,491

Average tangible common equity:
Average common equity	$398,033	$368,356	$412,073	$398,083	$383,630	$378,936	$374,482
Less: Average goodwill and other intangible assets, net	75,713	76,544	75,401	75,711	76,033	78,314	79,047
Average tangible common equity	$322,320	$291,812	$336,672	$322,372	$307,597	$300,622	$295,435

Net income available to common shareholders	$34,659	$30,939	$12,468	$11,035	$11,156	$7,126	$10,212
Return on average tangible common equity (3)	14.38%	14.18%	14.69%	13.73%	14.71%	9.40%	13.71%

Pre-tax pre-provision income:
Net income	$35,755	$32,035	$12,833	$11,401	$11,521	$7,491	$10,577
Add: Income tax expense	10,247	7,807	4,281	2,939	3,027	2,199	2,560
Add: Provision for loan losses	5,391	5,050	1,844	2,354	1,193	3,884	2,061
Pre-tax pre-provision income	$51,393	$44,892	$18,958	$16,694	$15,741	$13,574	$15,198

(1)	Tangible common equity divided by tangible assets.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Net income available to common shareholders (annualized) divided by average tangible common equity.